Exhibit 10.12

WYNN RESORTS, LIMITED
EXECUTIVE RETIREMENT PLAN
1.Purpose. Wynn Resorts, Limited, a Nevada corporation (the “Company”), has adopted the Wynn Resorts, Limited Executive Retirement Plan (the “Plan”) to provide retirement benefits to Eligible Executives (as defined below) and who retire on or after November 1, 2023 (the “Effective Date”). The Plan is intended to recognize the valuable services provided to the Company by its employees and is intended to result in a positive scenario for both Eligible Executives and the Company, where the Eligible Executives will remain incentivized to transfer knowledge and contacts, and assist in long-term organizational success following their Retirement (as defined below), while the Company will benefit from a smooth, minimally disruptive transition.
2.Definitions. For purposes of the Plan, the following terms shall have the respective meanings set forth below:
(a)“Affiliate” means with respect to any person, any other person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.
(b)“Board” means the Board of Directors of the Company.
(c) “Cause” has the meaning set forth in the applicable Executive Employment Agreement.
(d)“COBRA” has the meaning set forth in Section 6.
(e)“Code” means the Internal Revenue Code of 1986, as amended.
(f)“Committee” means the Compensation Committee of the Board or such other committee duly authorized by the Board to administer the Plan. If no committee is duly authorized by the Board to administer the Plan, the term “Committee” shall be deemed to refer to the Board for all purposes under the Plan.
(g)“Company” has the meaning set forth in Section 1.
(h)“Company Group” means the Company and each of its direct and indirect past, present and future Subsidiaries and Affiliates.
(i)“Date of Retirement” means the effective date of an Eligible Executive’s Retirement from the Company and its Affiliates, as applicable, such that the Eligible Executive is no longer employed by any member of the Company Group.
(j)“Effective Date” has the meaning set forth in Section 1.
(k)“Eligible Executive” means any employee of any member of the Company Group who is designated by the Committee as an “Eligible Executive” who is eligible to participate in the Plan. Eligible Executives shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA.
(l)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(m)“Executive Employment Agreement” means, with respect to an Eligible Executive, any employment agreement entered into between such Eligible Executive and a member of the Company Group, in effect as of such Eligible Executive’s Date of Retirement; provided, that if no such agreement is in effect as of such date, “Executive Employment Agreement” shall instead refer to the most recent Executive Employment Agreement (if any) entered into by and between such Eligible Executive and a member of the Company Group.
(n)“Notice Period” has the meaning set forth in Section 5.
(o)“Plan” has the meaning set forth in Section 1.
(p)“Post-Employment Consulting Period” means the period following the Date of Retirement for which the Eligible Executive has agreed to provide consulting services to the Company pursuant to a consulting agreement that has been approved by the Committee.
(q)“Release Requirement” means the requirement that an Eligible Executive execute and deliver to the Company a customary general release of claims, in a form acceptable to the Company, on or prior to the date that is twenty-one (21) days following the date upon which the Company delivers the release to the Eligible Executive (which shall occur no later than ten (10) business days following the Date of Retirement). Notwithstanding the foregoing or any other provision in the Plan to the contrary, the Release Requirement shall not be considered satisfied if the release described in the preceding sentence is revoked by the Eligible Executive within any time provided by the Company for such revocation.
(r) “Restricted Period” means the period ending on the latest to occur of: (i) the last day of the Post-Employment Consulting Period, (ii) the date that is twelve (12) months following the Eligible Executive’s Date of Retirement, and (iii) the last day of the Vesting Period.
(s)“Restrictive Covenants” means, with respect to an Eligible Executive, the non-disparagement covenant set forth in Section 7 hereof and any other restrictive covenants contained in the applicable Executive Employment Agreement and any other written agreement by and between such Eligible Executive and a member of the Company Group, collectively; provided, that, notwithstanding anything to the contrary set forth in any such agreement, the relevant duration of any non-perpetual Restrictive Covenant shall be the Restricted Period.
(t)“Retirement” means a voluntary resignation by an Eligible Executive at the end of the Notice Period where the sum of the Eligible Executive’s age, continuous service with the Company and the Post-Employment Consulting Period, equals or exceeds sixty-five (65), provided that if an Eligible Executive is entitled to severance benefits from the Company as a result of such Eligible Executive’s termination of employment, such Eligible Executive’s resignation shall not be considered a Retirement.
(u)“Retirement Notice” has the meaning set forth in Section 5.
(v)“Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including any such regulations or guidance that may be amended or issued after the Effective Date.

(w)“Section 409A Payment Date” has the meaning set forth in Section 10(h).
(x)“Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.
(y)“Vesting Period” means, subject to Section 6(a)(i)(B) hereof, the period following the Date of Retirement during which the Eligible Executive’s equity incentive awards remain outstanding and eligible to vest in accordance with Section 6(a)(i)(A) hereof.
Notwithstanding anything to the contrary in the Plan, in the event that an Eligible Executive and a member of the Company Group are party to an Executive Employment Agreement that contains a different definition of any of the defined terms in this Section 2, the definition set forth in such other agreement shall be applicable to such Eligible Executive for purposes of the Plan and not the definition included in this Section 2.
3.Administration of the Plan. The Committee shall be responsible for the management and control of the operation and the administration of the Plan, including interpretation of the Plan, decisions pertaining to eligibility to participate in the Plan, computation of retirement benefits, granting or denial of retirement benefit claims and review of claims denials. The Committee has absolute discretion in the exercise of its powers and responsibilities. For this purpose, the Committee’s powers shall include the following authority, in addition to all other powers provided by the Plan: (a) to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan; (b) to interpret the Plan, with the Committee’s interpretation thereof to be final and conclusive on all persons claiming benefits under the Plan; (c) to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan; (d) to make a determination as to the right of any person to a benefit under the Plan; (e) to appoint such agents, counsel, accountants, consultants, claims administrator and other persons as may be required to assist in administering the Plan; (f) to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing; (g) to sue or cause suit to be brought in the name of the Plan; and (h) to obtain from the Company, its Affiliates and from Eligible Executives such information as is necessary for the proper administration of the Plan.
4.Eligibility. Only individuals who are designated as Eligible Executives may participate in the Plan. The Committee has full and absolute discretion to determine and select which employees of the Company and its Affiliates are Eligible Executives. Notwithstanding the foregoing, employees that have been employed by the Company or its Affiliates for less than five (5) years shall not be designated as Eligible Executives. Once an employee has been designated as an Eligible Executive, such individual shall automatically continue to be an Eligible Executive until the Eligible Executive ceases to be an employee or is removed as an Eligible Executive by the Committee in accordance with Section 10(c). Other than with respect to any applicable Executive Employment Agreement, the Plan shall supersede all prior agreements, practices, policies, procedures and plans relating to retirement benefits from all members of the Company Group with respect to the Eligible Executives.
5.Notice Period. To provide the Company with sufficient time to plan for internal vacancies created from a retirement, Eligible Executives shall provide the Committee with a written notice of intent to retire (the “Retirement Notice”) three (3) months before the Eligible Executive’s intended Date of Retirement (or such shorter period as determined by the Committee in its sole discretion, the “Notice Period”).
6.Plan Benefits.

(a)Retirement. In the event an Eligible Executive’s employment with any member of the Company Group ends due to the Eligible Executive’s Retirement, such Eligible Executive shall be entitled to receive the following benefits, provided that such Eligible Executive (A) remains an employee in good standing through the Notice Period, (B) satisfies the Release Requirement, (C) acknowledges that the transition of duties and responsibilities set forth in Section 6(b) shall not constitute “good reason” as defined in the Eligible Executive’s Executive Employment Agreement and (D) abides by the terms of the Restrictive Covenants in all material respects:
(i) Equity Incentive Awards.
(A)    All outstanding equity incentive awards held by the Eligible Executive on the Date of Retirement shall remain outstanding and shall continue to vest in accordance with the terms of the award agreement applicable to such equity incentive award as if the Eligible Executive was still employed by the Company Group.
(B)    Notwithstanding anything to the contrary set forth in the Plan, the applicable Executive Employment Agreement or the applicable award agreement, the Eligible Executive may elect to deliver written notice to the Company expressly disavowing the continued vesting benefits set forth in Section 6(a)(i)(A) hereof, and upon the Company’s receipt of such notice the Vesting Period shall be deemed to have automatically expired as of the date of delivery of such notice (and, for the avoidance of doubt, effective as of such delivery date, all of the Eligible Executive’s outstanding equity incentive awards that remain unvested as of such date shall be immediately and automatically forfeited for no consideration therefor).
(ii) Retirement Cash Payment. The Company shall pay the Eligible Executive a total amount equal to a pro-rata portion of the cash bonus the Eligible Executive earned during the fiscal year proceeding the year in which the Date of Retirement occurs (pro-rated based on the number of days the Eligible Executive was employed by the Company Group in the year the Date of Retirement occurs).
(iii)Continuation of Executive Health. To the extent that the Eligible Executive is enrolled under the Company’s group health plan at the time of the Eligible Executive’s Retirement, the Eligible Executive shall be entitled to elect to continue health benefits coverage under Sections 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended or similar state laws (“COBRA”). During the first eighteen (18) months following the Eligible Executive’s Retirement, assuming that the Eligible Executive has timely enrolled under COBRA, the Company shall pay the full COBRA monthly premiums for the Eligible Executive (and, if applicable, the Eligible Executive’s spouse’s and dependent’s) and the Company shall further reimburse the Eligible Executive for any medical expenses incurred by the Eligible Executive or, if applicable, the Eligible Executive’s dependents, that are not covered by COBRA but would have been subject to reimbursement under the Company’s senior executive health program. If the Eligible Executive has remained covered under the Company’s group health coverage through the end of the initial eighteen (18) month COBRA period, then for the remainder of the Restricted Period (if any), the Company will reimburse the Eligible Executive on a monthly basis for the cost incurred by the Eligible Executive for securing health benefits coverage of equal or lesser coverage to that offered under the Company’s senior executive health program. Notwithstanding anything in this Section 6(a)(iii) to the contrary, the health benefits and/or reimbursement in lieu thereof provided under this Section 6(a)(iii) shall cease upon the earlier of (A) the expiration of the Restricted Period, (B) the failure by the Eligible Executive to timely elect COBRA with respect to the initial eighteen (18) month COBRA period, (C) the Eligible Executive enrolling under Medicare after the date of the Eligible Executive’s Retirement or (D) if the Eligible Executive becomes employed by another employer and becomes eligible to enroll under that employer’s group health coverage.

(b)Transition Period. As a condition to the receipt of the retirement benefits set forth in Section 6(a)(i), (ii) and (iii), during the Notice Period, an Eligible Executive will be required to devote the Eligible Executive’s full business time and best efforts to the smooth transition of the Eligible Executive’s knowledge, business contacts and relationships, and duties and responsibilities to designated Company employees. Without limiting the foregoing, during the Notice Period, the Company may transition the Eligible Executive’s duties and responsibilities, including the Eligible Executive’s title, to the Eligible Executive’s successor, which transition of duties and responsibilities shall not constitute “good reason” as defined in the Eligible Executive’s Executive Employment Agreement. The Eligible Executive’s receipt of the retirement benefits set forth in Section 6(a)(i), (ii) and (iii) shall be conditioned upon the Eligible Executive’s acknowledgement that the transition of duties and responsibilities set forth in this Section 6(b) shall not constitute “good reason” as defined in the Eligible Executive’s Executive Employment Agreement.
(c)Post-Employment Consulting Agreement. The Company shall enter into a Post-Employment Consulting Agreement with the Eligible Executive without additional compensation, except the retirement benefits set forth in Section 6(a)(i), (ii) and (iii), to assist in facilitating the successful transition of responsibilities, for a period of no more than eighteen (18) months, unless the Company no longer requires such services and terminates the Post-Employment Consulting Agreement prior to such date. The Post-Employment Consulting Agreement will provide that the Eligible Executive shall be reasonably available to the Chief Executive Officer on a non-exclusive basis not to exceed fifteen (15) hours per calendar month from a location of the Eligible Executive’s choosing. Notwithstanding the foregoing or anything to the contrary set forth herein, in the event that the Company terminates such Eligible Executive’s Post-Employment Consulting Agreement for any reason or no reason prior to the expiration of such Eligible Executive’s Post-Employment Consulting Period, the full Post-Employment Consulting Period set forth in such Post-Employment Consulting Agreement shall be used for purposes of calculating “Retirement” in respect of such Eligible Executive.
(d)No Duplication. Except as otherwise expressly provided pursuant to the Plan, the Plan shall be construed and administered in a manner which avoids duplication of compensation and benefits which may be provided under any other plan, program, policy or other arrangement or individual contract or under any statute, rule or regulation, including, without limitation, any applicable Executive Employment Agreement. In the event an Eligible Executive is covered by any other plan, program, policy, individually negotiated agreement or other arrangement in effect as of such Eligible Executive’s Date of Retirement, including, without limitation, an Executive Employment Agreement, that may duplicate the payments and benefits provided for in Section 6(a), the Committee shall reduce or eliminate the duplicative benefits provided for under the Plan.
(e)Repayment. Notwithstanding any provision of the Plan to the contrary, in the event that the Company determines that an Eligible Executive is eligible to receive the retirement benefits under Section 6(a)(i), (ii) and (iii), and after such determination, the Company subsequently determines that one of the following events has occurred (each, an “Unpermitted Violation”): (i) such Eligible Executive has breached any of the Restrictive Covenants in any material respect (unless such breach was explicitly approved in writing in advance by the Compliance Committee of the Board), (ii) such Eligible Executive fails to provide services to the Company for the full Post-Employment Consulting Period (or such portion of the Post-Employment Consulting Period occurring prior to the date that the Company terminates such period), or (iii) a Cause condition existed prior to the Date of Retirement that the Company was not aware of but which would have given the Company the right to terminate such Eligible Executive’s employment for Cause if it had been aware, (it being understood that if the Company was aware of the Cause condition and chose not to act, this subclause (iii) shall not apply), then, in each case, the Company shall have the right to cease the payment of the retirement benefits under Section 6(a) as of the date of such determination and such Eligible Executive shall be required to promptly repay to the Company the full amount of any retirement benefits under Section 6(a)(ii) hereof already received by such Eligible Executive within thirty (30) days of notice of such breach, cessation of services or determination of Cause, as applicable. In the event that the applicable Unpermitted Violation is a breach of any confidentiality or non-disparagement provision of the Restrictive Covenants and/or such Eligible Executive’s failure to provide services for the full Post-Employment Consulting Period due to such Eligible Executive’s voluntary termination, any and all amounts that were already paid out to such Eligible Executive due to the exercise or settlement of any equity awards that were permitted to vest or remain outstanding pursuant to Section 6(a)(i)(A) hereof shall be promptly repaid to the Company by such Eligible Executive within thirty (30) days of notice of such breach, cessation of services or determination of Cause, as applicable, and the Company will cancel without consideration any such equity awards that remain outstanding. In the event of any other Unpermitted Violation, such Eligible Executive will be required to promptly repay any amounts that were already paid out to such Eligible Executive due to the exercise or settlement of any equity awards that were permitted to vest or remain outstanding pursuant to Section 6(a)(i)(A) hereof in respect of the period beginning on the date of the first occurrence of such Unpermitted Violation within thirty (30) days of notice of such breach, cessation of services or determination of Cause, as applicable, and the Company will cancel without consideration any such equity awards that remain outstanding as of the date of the first occurrence of such Unpermitted Violation.
7.Non-Disparagement. Each Eligible Executive agrees that, during and at all times following the Eligible Executive’s employment with any member of the Company Group, the Eligible Executive will not, and will cause the Eligible Executive’s Affiliates to not, make, publish, or communicate any disparaging or defamatory comments regarding any member of the Company Group or their current or former directors, officers, members, managers, partners, executives or direct or indirect owners (including equityholders).
8.Claims Procedure and Review.
(a)Filing a Claim. Any Eligible Executive that the Committee determines is entitled to receive the retirement benefits set forth in Section 6(a)(i), (ii) and (iii) is not required to file a claim for benefits. Any Eligible Executive (i) who is not paid retirement benefits hereunder and who believes that such Eligible Executive is entitled to retirement benefits hereunder, (ii) who has been paid retirement benefits hereunder and believes that such Eligible Executive is entitled to greater benefits hereunder may file a claim for retirement benefits under the Plan in writing with the Committee, or (iii) who has been paid retirement benefits hereunder with respect to which the Company has sought repayment of such retirement benefits by such Eligible Executive pursuant to Section 6(e) and believes that the Company is not entitled to such repayment under Section 6(e) (each, a “Claim”).
(b)Initial Determination of a Claim. If a Claim is wholly or partially denied, the Committee shall, within a reasonable period of time but no later than ninety (90) days after receipt of the Claim (or one-hundred and eighty (180) days after receipt of the Claim if special circumstances require an extension of time for processing the Claim), notify the claimant of the denial. Such notice shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) contain the specific reason or reasons for denial of the Claim, (iv) refer specifically to the pertinent Plan provisions upon which the denial is based, (v) describe any additional material or information necessary for the claimant to perfect the Claim (and explain why such material or information is necessary), and (vi) describe the Plan’s Claim review procedures and time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(c)Appeal of a Denied Claim. Within sixty (60) days of the receipt by the claimant of this notice, the claimant may file a written appeal with the Committee. In connection with the appeal, the claimant may review Plan documents and may submit written issues and comments. The Committee shall deliver to the claimant a written decision on the appeal promptly, but not later than sixty (60) days after the receipt of the claimant’s appeal (or one-hundred and twenty (120) days after receipt of the claimant’s appeal if there are special circumstances which require an extension of time for processing). Such decision shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) include specific reasons for the decision, (iv) refer specifically to the Plan provisions upon which the decision is based, (v) state that the claimant is entitled to receive, on request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s Claim, and (vi) a statement of the claimant’s right to bring an action under Section 502(a) of ERISA (other than with respect to Arbitrable Claims (as defined below) subject to arbitration under Section 9 hereof). If special circumstances require an extension of up to one-hundred and eighty (180) days for an initial Claim or one-hundred and twenty (120) days for an appeal, whichever applies, the Committee shall send written notice of the extension. This notice shall indicate the special circumstances requiring the extension and state when the Committee expects to render the decision.
(d)Compliance with ERISA. The benefits claim procedure provided in this Section 8 is intended to comply with the provisions of 29 C.F.R. §2560.503-1. All provisions of this Section 8 shall be interpreted, construed, and limited in accordance with such intent.
9.Arbitration. Solely with respect to any Claims filed by an Eligible Executive related to or arising from the (i) denial of an Eligible Executive’s retirement benefits due to the Company determining that (A) such Eligible Executive has breached any of the Restricted Covenants as described in Section 6(e)(i), (B) such Eligible Executive has failed to fulfill such Eligible Executive’s obligations under the Post-Employment Consulting Agreement during the Post-Employment Consulting Period as described in Section 6(e)(ii), or (C) a Cause condition existed as described in Section 6(e)(iii), or (ii) cessation and/or repayment of such Eligible Executive’s retirement benefits hereunder as set forth in Section 6(e) (each, an “Arbitrable Claim”), following such Eligible Executive’s exhaustion of the ERISA claims and appeal procedure set forth in Section 8 hereof with respect to the applicable Arbitrable Claim, to the extent that such Arbitrable Claim is not fully resolved in accordance with Section 8 hereof then such Arbitrable Claim shall be submitted to binding arbitration in accordance with the employment arbitration rules then in effect of the American Arbitration Association (“AAA”), to the extent not inconsistent with this Section 9 as set forth below, and the Federal Arbitration Act, 9 U.S.C. § 1, et seq. and the Uniform Arbitration Act as adopted in Nevada Revised Statutes 38.015, et seq. This Section 9 applies to any Arbitrable Claim such Eligible Executive might have against any officer, director, employee, or agent of the Company Group, and all successors and assigns of any of them. These arbitration provisions shall survive the termination of such Eligible Executive’s employment or service with the Company Group and the expiration of this Plan. Notwithstanding anything to the contrary set forth in this Section 9, if at the time an Arbitrable Claim described in subclause (i) above would otherwise be brought by an Eligible Executive or the Company, another arbitration or proceeding is pending pursuant to the Eligible Executive’s Executive Employment Agreement or Post-Employment Consulting Agreement with respect to whether the conduct in subclause (i)(A)(B) or (C) has occurred, then the Arbitrable Claim described in subclause (i) shall be determined in such pending proceeding.
(a)Coverage of Arbitration Agreement. The promises by the Company and such Eligible Executive to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other, in addition to other consideration provided under this Plan. The Company and such Eligible Executive contemplate by this Section 9 arbitration of all Arbitrable Claims against each of them to the fullest extent permitted by law except as specifically excluded by this Plan. The Company and such Eligible Executive agree to pursue any and all Arbitrable Claims individually and waive any rights they may have to pursue said Arbitrable Claims as part of any class action. In that regard, the Company and such Eligible Executive agree that the arbitrator shall have no authority or jurisdiction to hear class or collective Arbitrable Claims. This Section 9 excludes any claims that are prohibited as a matter of law from being covered by this Section 9.
(b)Waiver of Rights to Pursue Claims in Court and to Jury Trial. This Section 9 does not in any manner waive any rights or remedies available under applicable statutes or common law, but does, solely with respect to Arbitrable Claims, waive the Company’s and such Eligible Executive’s rights to pursue those rights and remedies in a judicial forum and waive any right to trial by jury of any Arbitrable Claims covered by Section 9(a). The Company and such Eligible Executive voluntarily agree to arbitrate any covered Arbitrable Claims against each other. In the event of any administrative or judicial action by any agency or third party to adjudicate, on behalf of such Eligible Executive, an Arbitrable Claim, such Eligible Executive hereby waives the right to participate in any monetary or other recovery obtained by such agency or third party in any such action, and such Eligible Executive’s sole remedy with respect to any such Arbitrable Claims will be any award decreed by an arbitrator pursuant to the provisions of this Plan.
(c)Initiation of Arbitration. To commence arbitration of a Arbitrable Claim subject to this Section 9, the aggrieved party must, within the time frame provided in Section 9(d) below, make written demand for arbitration and provide written notice of that demand to the other party. If an Arbitrable Claim is brought by such Eligible Executive against the Company, such notice shall be given to the Company’s Legal Department. Such written notice must identify and describe the nature of the Arbitrable Claim, the supporting facts, and the relief or remedy sought. In the event that either party files an action in any court to pursue any of the Arbitrable Claims covered by this Section 9, the complaint, petition or other initial pleading commencing such court action shall be considered the demand for arbitration. In such event, the other party may move that court to compel arbitration.
(d)Time Limit to Initiate Arbitration. To ensure timely resolution of disputes, the Company and such Eligible Executive must initiate arbitration within the statute of limitations (deadline for filing) provided by applicable law pertaining to the Arbitrable Claim, or one (1) year following such Eligible Executive’s receipt of the Committee’s written decision on the appeal of such Arbitrable Claim in accordance with Section 8(c) hereof, whichever is shorter, except that the statute of limitations imposed by relevant law will solely apply in circumstances where such statute of limitations cannot legally be shortened by private agreement. The failure to initiate arbitration within this time limit will bar any such Arbitrable Claim. The parties understand that the Company and such Eligible Executive are waiving any longer statutes of limitations that would otherwise apply, and any aggrieved party is encouraged to give written notice of any Arbitrable Claim as soon as possible after the event(s) in dispute so that arbitration of any differences may take place promptly.
(e)Arbitrator Selection. The parties contemplate that, except as specifically set forth in this Section 9, selection of one (1) arbitrator shall take place pursuant to the then-current rules of the AAA applicable to employment disputes. The arbitrator must be either a retired judge or an attorney experienced in employment law. The parties will select one arbitrator from among a list of qualified neutral arbitrators provided by AAA. If the parties are unable to agree on the arbitrator, the parties will select an arbitrator by alternatively striking names from a list of qualified arbitrators provided by AAA. AAA will flip a coin to determine which party has the final strike (that is, when the list has been narrowed by striking to two arbitrators). The remaining named arbitrator will be selected.

(f)Arbitration Rights and Procedures. Such Eligible Executive may be represented by an attorney of his or her choice at his or her own expense. Any arbitration hearing or proceeding will take place in private, not open to the public, in Clark County, Nevada. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of Nevada (without regard to its choice of law provisions) and/or federal law as applicable to the Arbitrable Claim(s) for relief asserted. The arbitrator is without power or jurisdiction to apply any different substantive law or law of remedies or to modify any term or condition of this Plan. The arbitrator will have no power or authority to award non-economic damages or punitive damages except where such relief is specifically authorized by an applicable federal, state or local statute or ordinance, or common law. In such a situation, the arbitrator shall specify in the award the specific statute or other basis under which such relief is granted. The applicable law with respect to privilege, including attorney-client privilege, work product, and offers to compromise must be followed. The parties will have the right to conduct reasonable discovery, including written and oral (deposition) discovery and to subpoena and/or request copies of records, documents and other relevant discoverable information consistent with the procedural rules of AAA. The arbitrator will decide disputes regarding the scope of discovery and will have authority to regulate the conduct of any hearing. The arbitrator will have the right to entertain a motion or request to dismiss, for summary judgment, or for other summary disposition, permitting a motion, a brief in opposition, and a reply brief by the movant. The parties will exchange witness lists at least thirty (30) days prior to the hearing. The arbitrator will have subpoena power so that either the Company or such Eligible Executive may summon witnesses. The arbitrator will use the Federal Rules of Evidence in connection with the admission of all evidence at the hearing. Both parties shall have the right to file post-hearing briefs. Any party, at its own expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of the proceedings.
(g)Arbitrator’s Award. The arbitrator will issue a written decision containing a statement as to the specific claims and issues raised by the parties, the specific findings of fact, and the specific conclusions of law. The award will be rendered promptly, typically within thirty (30) days after conclusion of the arbitration hearing, or after the submission of post-hearing briefs if requested. The arbitrator shall have no power or authority to award any relief or remedy in excess of what a court could grant under applicable law. The arbitrator’s decision shall be final and binding on both parties. Judgment upon an award rendered by the arbitrator may be entered in any court having competent jurisdiction.
(h)Fees and Expenses. Unless the law requires otherwise for a particular claim or claims, the party demanding arbitration bears the responsibility for payment of the fee to file with AAA and the fees and expenses of the arbitrator shall be allocated by the AAA under its rules and procedures. The Company and such Eligible Executive shall each pay his/her/its own expenses for presentation of their cases, including attorney’s fees, costs, and fees for witnesses, photocopying and other preparation expenses. If any party prevails on a statutory claim that affords the prevailing party attorney’s fees and costs, the arbitrator may award reasonable attorney’s fees and/or costs to the prevailing party, applying the same standards a court would apply under the law applicable to the claim.
(i)Severability and Waiver of Trial by Jury. The Company and such Eligible Executive further agree that, if a court of competent jurisdiction finds any term or condition of this arbitration dispute resolution process is not in compliance with the law, that court shall sever or revise (“blue pencil”) any offending provision(s) of this dispute resolution process so as to bring it within legal compliance. Should such a court of competent jurisdiction decline to sever or revise this arbitration dispute resolution process to render it enforceable as to all Arbitrable Claims asserted in any particular dispute and instead voids the application of this arbitration dispute resolution process as to one or more Arbitrable Claims and/or refuses to enforce the parties’ waiver of class action/collective release, the Company and such Eligible Executive agree to mutually waive their respective rights to a trial by jury in a court of competent jurisdiction in which an action is filed to resolve any such Arbitrable Claims.
10.General Provisions.
(a)Taxes. The Company is authorized to withhold from all payments made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as the Company may deem advisable to enable the Company and the Eligible Executive to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made under the Plan.
(b)Offset. The Company may set off against, and each Eligible Executive authorizes the Company to deduct from, any payments due to the Eligible Executive, or to his or her estate, heirs, legal representatives, or successors, any amounts which may be due and owing to the Company or an Affiliate of the Company by the Eligible Executive, whether arising under the Plan or otherwise; provided, however, that no such offset may be made with respect to amounts payable that are subject to the requirements of Section 409A unless the offset would not result in a violation of the requirements of Section 409A.
(c)Amendment and Termination. The Board and the Committee shall have the power to amend or terminate the Plan from time to time in its discretion and for any reason (or no reason) (including the removal of an individual as an Eligible Executive); provided that no such amendment or termination shall be effective with respect to a Retirement that occurred prior to the amendment or termination of the Plan; and provided, further, that, to the extent any such amendment has a detrimental impact to any Eligible Executive, such amendment will become effective with respect to such Eligible Executive six (6) months following approval by the Board or Committee, provided that such six (6) month delay shall not apply in the event of an amendment for the removal of an individual as an Eligible Executive.
(d)Successors. The Plan will be binding upon any successor to the Company, its assets, its businesses or its interest (whether as a result of the occurrence of a change in control or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. All payments and benefits that become due to an Eligible Executive under the Plan will inure to the benefit of his or her heirs, assigns, designees or legal representatives.
(e)Transfer and Assignment. Neither an Eligible Executive nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid.
(f)Unfunded Obligation. All benefits due an Eligible Executive under the Plan are unfunded and unsecured and are payable out of the general assets of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Eligible Executives shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.
(g)Severability. If any provision of the Plan (or portion thereof) is held to be illegal or invalid for any reason, the illegality or invalidity of such provision (or portion thereof) will not affect the remaining provisions (or portions thereof) of the Plan, but such provision (or portion thereof) will be fully severable and the Plan will be construed and enforced as if the illegal or invalid provision (or portion thereof) had never been included herein.

(h)Section 409A. The Plan is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under the Plan upon the termination of an Eligible Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. In no event may an Eligible Executive, directly or indirectly, designate the calendar year of any payment under the Plan. Each installment payment under the Plan is intended to be a separate payment for purposes of Section 409A. Notwithstanding any provision in the Plan to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if an Eligible Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of such Eligible Executive’s death or (ii) the date that is six months after such Eligible Executive’s Date of Retirement (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to such Eligible Executive (or such Eligible Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Eligible Executive on account of non-compliance with Section 409A.
(i)Governing Law. All questions arising with respect to the provisions of the Plan and payments due hereunder will be determined by application of the laws of the State of Nevada, without giving effect to any conflict of law provisions thereof, except to the extent preempted by federal law (including ERISA), the administration of the Plan and any claims made under the Plan.
(j)Status. The Plan is intended to qualify for the exemptions under Title I of ERISA provided for plans that are unfunded and maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees.
(k)Third-Party Beneficiaries. Each Affiliate of the Company shall be a third-party beneficiary of the Eligible Executive’s covenants and obligations under Annex A and shall be entitled to enforce such obligations as if a party hereto.
(l)No Right to Continued Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company or any of its Affiliates and any person, or to have any impact whatsoever on the at-will employment relationship between the Company or any of its Affiliates and the Eligible Executives. Nothing in the Plan shall be deemed to give any person the right to be retained in the employ of the Company or any of its Affiliates for any period of time or to restrict the right of the Company or any of its Affiliates to terminate the employment of any person at any time.
(m)Overpayment. If, due to mistake or any other reason, a person receives retirement payments or benefits under the Plan in excess of what the Plan provides, such person shall repay the overpayment to the Company in a lump sum within thirty (30) days of notice of the amount of overpayment. If such person fails to so repay the overpayment, then without limiting any other remedies available to the Company, the Company may deduct the amount of the overpayment from any other amounts which become payable to such person under the Plan or otherwise.

(n)Clawback. Notwithstanding anything in the Plan or any other agreement between the Company and/or its related entities and an Eligible Executive to the contrary, any amounts payable under the Plan to such Eligible Executive are subject to (i) any right that the Company may have under such Eligible Executive’s Executive Employment Agreement, and (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission, the listing standards of any national securities exchange or association on which the Company’s securities are listed, or any other applicable law. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with applicable laws, regulations, and securities exchange listing standards.